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                                                                   EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT


Geoevaluaciones, S.A. de C.V., a Mexican corporation


Northern Geophysical of America, Inc., a Delaware corporation


Paragon Geophysical, Inc., a Delaware corporation


Kemp Geophysical Corporation, a Texas corporation